Exhibit 23

Independent Auditors' Consent

Plan Administrator
Balchem Corporation 401(k)/Profit Sharing Plan

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-78355) of Balchem Corporation of our report dated June 19, 2000, relating to the statements of net assets available for plan benefits of the Balchem Corporation 401(k)/Profit Sharing Plan as of December 31, 1999 and 1998, and the related statement of changes in net assets available for plan benefits for the years then ended, and the related schedule, included in this annual report on Form 11-K.


                                        /s/ KPMG LLP


Short Hills, New Jersey
June 28, 2000